Exhibit h (ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                            TRANSFER AGENCY AGREEMENT

      AGREEMENT made this 15th day of November, 1999, between OLD WESTBURY FUNDS, INC. (the "Company"), a Maryland corporation having its principal place of business at 5800 Corporate Drive, Pittsburgh, PA 15237-7010, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Company desires that BISYS perform certain services for each series of the Company (individually referred to herein as a "Fund" and collective as the "Funds"); and

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1.    SERVICES.
            --------

            BISYS shall perform for the Company the transfer agent services set forth in Schedule A hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

            BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agency and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

      2.    FEES.
            ----

            The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

      3.    REIMBURSEMENT OF EXPENSES.
            -------------------------

            In addition to paying BISYS the fees described in Section 2 hereof, the Company agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

(a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

(b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

(c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

(d) The cost of microfilm or microfiche of records or other materials; (e) All systems-related expenses associated with the provision of special reports and services pursuant to Schedule C attached hereto; and

(f) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized.

      4.    EFFECTIVE DATE.
            --------------

            This Agreement shall become effective as of the date first written above (the "Effective Date").

      5.    TERM.
            ----

            This Agreement shall continue in effect with respect to a Fund, unless either terminated by either party hereto as provided hereunder, until November 14, 2000 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of ninety (90) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within ninety (90) days of the end of the Initial Term or any Rollover Period, as the case may be. In addition, notwithstanding the foregoing, either party may terminate this Agreement during a Rollover Period, without penalty, by the provision of ninety (90) days advance written notice to the other party.

            For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory, or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any failure on the part of the Company to collect from the investment adviser any payment or reimbursement that is due and payable by the investment adviser to the Company (including an amount due the Company that directly or indirectly represents amounts payable to BISYS in its capacity as Transfer Agent to the Company) within sixty (60) days following the due date; or
(e) any failure on the part of the Company to pay an amount that is due and payable to BISYS or any of its affiliates under any other agreement to which the Company is a party within sixty (60) days following the due date. For purposes of this definition of "cause," a material breach shall include, but not be limited to, any failure on the part of the Company to pay fees and/or expenses due and payable to BISYS pursuant to Sections 2 and 3 hereunder within sixty
(60) days following the due date.

            After such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents.

            If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average number of Company shareholder accounts for the twelve (12) months prior to the date BISYS is replaced or a third party is added.

            In the event the Company is merged into another legal entity in party or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

            The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      6.    UNCONTROLLABLE EVENTS.
            ---------------------

            BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any loss whatsoever caused by events beyond its reasonable control.

      7.    LEGAL ADVICE.
            ------------

            BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

      8.    INSTRUCTIONS.
            ------------

            Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any person authorized by the Company's Board of Trustees/Directors (hereafter referred to as the "Directors") or by the shareholder or shareholder's agent, as the case may be.

            As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

      9.    STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS;
INDEMNIFICATION.

            BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim its own name or in the name of BISYS.

      10.   RECORD RETENTION AND CONFIDENTIALITY.
            ------------------------------------

            BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable status, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential the books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or a shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, the shareholder, or shareholder's agent, or the dealer of record to as to such account.

      11.   REPORTS.
            -------

            BISYS will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
C. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

      12.   RIGHTS OF OWNERSHIP.
            -------------------

            All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

      13.   RETURN OF RECORDS.
            -----------------

            BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

      14.   BANK ACCOUNTS.
            -------------

            The Company and the Funds shall establish and maintain such bank account with such bank or banks as are selected by the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and the Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      15.   REPRESENTATIONS OF THE COMPANY.
            ------------------------------

            The Company certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized 2 billion shares, and (b) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and (c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      16.   REPRESENTATIONS OF BISYS.
            ------------------------

            BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provision of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance if its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

      17.   INSURANCE.
            ---------

            The Company shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. BISYS shall notify the Company shroud its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

      18.   INFORMATION TO BE FURNISHED BY THE COMPANY AND FUNDS.
            ----------------------------------------------------

            The Company has furnished to BISYS the following:

(a) Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified the proper official of the state in which such Articles has been filed.

(b)   Copies of the following documents:

1.    The Company's Bylaws and any amendments thereto'

2. Certified copies of resolutions of the Directors covering the following matters:

A. Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

B. Authorization of BISYS to act as Transfer Agent for the Company on behalf of the Funds.

(c) A list of all officers of the Company, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

(d) Two copies of the following (if such documents are employed by the Company):

1.    Prospectuses and Statement of Additional Information;

2.    Distribution Agreement; and

3. All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(e) A certificate as to shares of common stock of the Company authorized, issued and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

      19.   INFORMATION FURNISHED BY BISYS.
            ------------------------------

            BISYS has furnished to the Company the following:

(a)   BISYS' Articles of Incorporation.

(b)   BISYS' Bylaws and any amendments thereto.

(c)   Certified copies of actions of BISYS covering the following matters:

1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

2.    Authorization of BISYS to act as Transfer Agent for the Company.

(d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

      20.   AMENDMENTS TO DOCUMENTS.
            -----------------------

            The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS' approval of such amendments or changes.

      21.   RELIANCE ON AMENDMENTS.
            ----------------------

            BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Section 18 and 20 of this Agreement and the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

      22.   COMPLIANCE WITH LAW.
            -------------------

            Except for the obligations of BISYS set forth in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

      23.   NOTICES.
            -------

            Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered mail or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following addresses: if to the Company, at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7010, Attention: President; if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43119, Attention: President, or at such other addresses as such party may from time to time specify in writing to the other party pursuant to this Section.

      24.   HEADINGS.
            --------

            Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      25.   ASSIGNMENT.
            ----------

            This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      26.   GOVERNING LAW.
            -------------

            This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                    OLD WESTBURY FUNDS, INC.

                                    By:  /S/ C. CHRISTINE THOMSON

                                    Title:  Vice President



                                    BISYS FUND SERVICES OHIO, INC.

                                    By:  /S/ WILLIAM J. TOMKO

                                    Title: President

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT

                                     BETWEEN

                            OLD WESTBURY FUNDS, INC.

                                       AND

                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES

1.    SHAREHOLDER TRANSACTIONS

     a.   Process shareholder purchase and redemption orders.

     b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

     c.   Issue   confirmations   in  compliance  with  Rule  10b-10  under  the
          Securities Exchange Act of 1934, as amended.

     d.   Issue periodic statements for shareholders.

     e.   Process transfers and exchanges.

     f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.    SHAREHOLDER INFORMATION SERVICES

     a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields and dividend information.

     b. Produce detailed history of transactions through duplicate or special order statements upon request.

     c. Providing mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.    COMPLIANCE REPORTING

     a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

     b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

     c.   Issue tax withholding reports to the Internal Revenue Service.

4.    DEALER/LOAD PROCESSING (IF APPLICABLE)
      --------------------------------------

     a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

     b. Account for separate of shareholder investments from transaction sale charges for purchase of Fund shares.

     c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

     d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.    SHAREHOLDER ACCOUNT MAINTENANCE

     a.   Maintain all shareholder records for each account in the Company.

     b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

     c.   Record shareholder account information changes.

     d.   Maintain account documentation files for each shareholder.


                                   SCHEDULE B

                        TO THE TRANSFER AGNECY AGREEMENT

                                     BETWEEN

                            OLD WESTBURY FUNDS, INC.

                                       AND

                         BISYS FUND SERVICES OHIO, INC.

                               TRANSFER AGENT FEES

ANNUAL PER FUND FEE:          $11,000

ANNUAL PER SHAREHOLDER ACCOUNT FEE (applicable only for account in excess of 100): $20.00

ADDITIONAL SERVICES:

     Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

MULTIPLE CLASSES OF SHARES:

     Classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.

OUT-OF-POCKET EXPENSES:

     BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule B is attached.

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT

                                     BETWEEN

                            OLD WESTBURY FUNDS, INC.

                                       AND

                         BISYS FUND SERVICES OHIO, INC.

                                     REPORTS

1.    Daily Shareholder Activity Journal

2.    Daily Fund Activity Summary Report

a.    Beginning Balance

b.    Dealer Transactions

c.    Shareholder Transactions

d.    Reinvested Dividends

e.    Exchanges

f.    Adjustments

g.    Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6.    Sales Data Reports for Blue Sky Registration

7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

8. Such special reports and additional information that the parties may agree upon, from time to time.